Elevation Series Trust N-14

Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated June 29, 2026, relating to the financial statements and financial highlights of Vulcan Value Partners Fund, a series of Elevation Series Trust, which are included in Form N-CSR for the year ended April 30, 2026, and to the references to our firm under the headings “Questions and Answers,” “Other Service Providers,” “Experts” and “Appendix B - Financial Highlights of the Target Fund” in the Information Statement for Vulcan Value Partners Fund.

COHEN & COMPANY, LTD.

Greenwood Village, Colorado

September 16, 2026